Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
May 21, 2026	Investors: John Bower, 612-623-6770 John_M_Bower@graco.com Media: Kirstie Foster, 612-623-6249 Kirstie_L_Foster@graco.com

Graco Inc. Enters into Definitive Agreement to Acquire Valco Melton, a Global Leader in Precision Adhesive Applications and Quality Assurance Systems

MINNEAPOLIS – May 21, 2026 – Graco Inc. (NYSE: GGG), a global leader in fluid and powder handling technologies, today announced it has entered into a definitive agreement to acquire Valco Melton, a global provider of adhesive application and quality assurance systems, for $447 million in cash, including the present value of approximately $40 million in expected tax benefits, subject to customary adjustments. This represents approximately 14x Valco Melton’s full year 2025 EBITDA. The transaction is expected to close in Graco’s fiscal third quarter following the satisfaction of closing conditions.

Valco Melton designs, manufactures, and supports industrial systems that precisely apply adhesives and verify quality during production. Its solutions are used primarily in packaging and other industrial manufacturing applications where quality, reliability, and consistent performance are critical.

“This acquisition is a strong strategic fit for Graco and a natural extension of our industrial portfolio,” said Mark Sheahan, President and CEO of Graco. “Valco Melton expands our capabilities in precision sealant and adhesive dispensing, which closely aligns with Graco’s core expertise in fluid handling, while adding complementary vision‑based quality assurance systems. These additions to our portfolio strengthen our ability to help manufacturers improve productivity, quality, and uptime across demanding production environments.”

Valco Melton has approximately 650 employees, serves customers in more than 80 countries, and generated approximately $145 million in revenue in 2025.

“Valco Melton’s global footprint, strong customer relationships, and history of innovation align closely with Graco’s operating model, and we look forward to partnering with their team to drive continued global organic growth,” said Sheahan.

The transaction supports Graco’s long-term strategy by expanding its presence in a growing market segment, enhancing its global reach, and adding capabilities that drive both original equipment and aftermarket demand. Valco Melton will become part of Graco’s Industrial division.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. The

Company’s statements about the expected impacts of the closing of the acquisition, including with respect to existing presence, benefits to customers, growth and expansion are forward-looking statements. The expected impacts of the closing of the acquisition could differ due to any event, change or other circumstance that prevents the parties from achieving these results in a timely fashion or at all.

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